As filed with the Securities and Exchange Commission on November 12, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

McDonald’s Corporation

(Exact name of registrant as specified in its charter)

Delaware	36-2361282
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

One McDonald’s Plaza, Oak Brook, Illinois 60523-1900

(Address of principal executive offices) (Zip Code)

Gloria Santona

Corporate Executive Vice President, General

Counsel and Secretary

McDonald’s Corporation

One McDonald’s Plaza

Oak Brook, Illinois 60523-1900

(630) 623-3373

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Alan L. Dye

Joseph E. Gilligan

Hogan & Hartson L.L.P.

555 Thirteenth Street, N.W.

Washington, D.C. 20004-1109

(202) 637-5600

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (1)	Amount of registration fee (1)
Common Stock, par value $.01 per share	5,000,000	$30.04	$150,200,000	$19,031

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement registers such indeterminate number of additional shares as may be issuable in connection with share splits, share dividends or similar transactions.

(2)	Estimated pursuant to Rule 457(h) based on the average of the high and low prices for the Common Stock as reported on the New York Stock Exchange Composite Tape on November 10, 2004.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated November 12, 2004

MCDirect Shares Prospectus

We are pleased to offer MCDirect Shares (the “Plan”), a direct stock purchase plan that provides investors with a convenient way to begin and build their McDonald’s share ownership and reinvest dividends.

•	Under the Plan, your cash dividends will automatically be reinvested in additional shares of McDonald’s common stock (“stock”).

•	If you are not a shareholder, you may enroll by investing at least $500 or by authorizing automatic monthly investments of at least $50.

•	If you hold at least 10 shares of McDonald’s stock in your name, you may enroll.

•	If you hold less than 10 shares in your name, you may enroll by investing at least $500 or by authorizing automatic monthly investments of at least $50.

•	If you are a McDonald’s System member, you may join the Plan and invest in McDonald’s stock by authorizing payroll deduction contributions to the Plan of at least $20 per investment, if offered by your employer.

•	In the United States, you may open a custodial account for a minor under the Uniform Gifts/Transfers To Minors Act by investing at least $100, authorizing monthly automatic investments of at least $50 or transferring at least one share to the minor.

•	You may enroll by mail or online at www.mcdonalds.equiserve.com.

•	Once enrolled, you may make additional investments of $50 or more by mail or online at www.mcdonalds.equiserve.com.

•	If you are a shareholder, you may deposit your McDonald’s stock certificates with our Plan Administrator for safekeeping, whether or not you participate in the Plan.

•	You may establish a Traditional, Education or Roth Individual Retirement Account (IRA) that invests in McDonald’s stock.

•	You will be required to pay fees in connection with the Plan. These fees are described in this prospectus. In addition to these fees, the IRA Trustee will charge IRA participants with applicable fees and expenses, which are described in a separate IRA trust and disclosure statement referenced in this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state nor any non-U.S. securities commission has approved or disapproved McDonald’s stock or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2004.

McDonald’s Corporation

McDonald’s Corporation, together with its subsidiaries and affiliates (hereinafter, collectively referred to as the “Company” or as “McDonald’s”), operates in the food service industry and primarily operates in the quick service restaurant business under the McDonald’s brand. These restaurants serve a varied, yet limited, value-priced menu. In addition, the Company operates certain non-McDonald’s brands that are not material to the Company’s overall results. All restaurants are operated by the Company or, under the terms of franchise arrangements, by franchisees who are independent entrepreneurs, or by affiliates operating under joint-venture agreements between McDonald’s or its subsidiaries and local business people. McDonald’s operations are designed to assure consistent quality of product, cleanliness and efficiency and speed of service at every restaurant. The Company operates more than 30,000 McDonald’s restaurants, located in more than 100 countries. Our principal executive offices are located at One McDonald’s Plaza, Oak Brook, IL 60523; our telephone number is 1-630-623-3000.

MCDirect Shares

Purpose

MCDirect Shares is a direct stock purchase plan that provides investors with a convenient way to begin and build their McDonald’s share ownership and reinvest dividends.

Administration

The MCDirect Shares Plan Administrator is EquiServe Limited Partnership and its subsidiary, EquiServe Trust Company, N.A. (hereinafter, collectively referred to as “EquiServe”, “Plan Administrator” or “Administrator”). The Plan Administrator purchases and holds shares purchased under the Plan, maintains records, sends statements of account to participants, and performs other duties related to the Plan.

Eligibility and Enrollment

You are eligible to participate in the Plan if you meet the requirements described below. Regulations in certain countries may limit or prohibit participation in this type of plan. Therefore, if you live outside the U.S., you should first determine whether you are subject to any governmental regulations prohibiting your participation in the Plan or affecting the terms of the Plan. McDonald’s has the right to terminate participation of any shareholder if it deems it advisable based on any foreign laws or regulations.

You will be charged transaction fees for participating in the Plan (including a $5.00 enrollment fee), certain investment fees and, if applicable, additional IRA fees. The enrollment fee, as well as an investment fee, will be deducted from your initial investment. See “Transaction or Plan Service Fees” on page 7.

Shareholders

If you hold at least 10 shares of McDonald’s stock in your name, or one share registered in custodial name for a minor, you or the minor, respectively, may join the Plan. If you hold fewer than 10 shares in your name, you may join the Plan by making an initial investment of at least $500 (or $100 for custodial accounts) or by authorizing automatic monthly investments of at least $50 per month. You can get started by returning a completed enrollment form to the Plan Administrator or by enrolling online at www.mcdonalds.equiserve.com. See “Methods of Investment” on page 4.

Non-shareholders

If you do not currently own McDonald’s stock, you may join the Plan by making an initial investment of at least $500 (or $100 for custodial accounts) or by authorizing automatic monthly investments of at least $50 per month. You can get started by returning a completed enrollment form to the Plan Administrator or by enrolling online at www.mcdonalds.equiserve.com. See “Methods of Investment” on page 4.

McDonald’s System Members

If you are a McDonald’s System member, you may also join the Plan by returning a completed enrollment form to your human resources representative and authorizing payroll deduction contributions to the Plan of at least $20 per investment, if offered by your employer. The McDonald’s System members include McDonald’s franchisees and suppliers, their employees and employee benefit plans, as well as employees of McDonald’s, its subsidiaries and affiliates. See “MCDirect Shares – Eligibility and Enrollment” on page 2 and “Methods of Investment–Payroll Deductions” on page 4.

“Street Name” Holders

If your shares are held by a bank, broker or trustee, you may join the Plan by directing your bank, broker or trustee to register at least 10 shares (or one share for custodial accounts) of McDonald’s stock directly in your name or the custodial name for a minor. You can then get started by returning a completed enrollment form to the Plan Administrator or by enrolling online at www.mcdonalds.equiserve.com.

Individual Retirement Account (IRA)

You can establish a Traditional IRA, Roth IRA, or Education IRA that invests in McDonald’s stock by making an initial investment to the IRA of at least $500 or by transferring at least 10 shares of McDonald’s stock or $500 or more from an existing IRA. You should be aware that the IRA Trustee administers IRAs in compliance with U.S. Internal Revenue Service requirements. The IRA trust agreement and disclosure statement describes how IRAs will be administered and as such, the terms described therein supersede the terms of MCDirect Shares. You can get started by returning a completed IRA Enrollment Form and a completed IRA Funds Transfer Form to the Plan Administrator. These forms and an IRA trust agreement and disclosure statement, including information regarding fees, are available from the Plan Administrator by calling 1-800-621-7825. See “Individual Retirement Account (IRA) Fees/Expenses” on page 8.

Methods of Investment

Investments cannot exceed $250,000 per calendar year and must be made in U.S. dollars. For the purpose of applying this limit, all investments during any calendar year (including initial and ongoing investments, but excluding dividend reinvestments and share deposits) are aggregated. The Plan Administrator will arrange for the purchase of shares for your account, but will not pay interest on amounts pending investment. You may be charged fees to invest in McDonald’s stock under the Plan. See “Transaction or Plan Service Fees” on Page 7.

Optional Single Investments

Once enrolled, you may make additional investments of $50 or more through the Plan online at www.mcdonalds.equiserve.com or by mailing a check for at least $50, payable to EquiServe. Please mail the completed transaction form located on your account statement or transaction advice, along with your investment, to the address specified on the form. Any individual or entity (including McDonald’s) may make additional cash investments for any participant or eligible investor as a gift, award or as an incentive for future performance.

Automatic Monthly Investments

If you wish to make regular monthly cash investments, you may authorize an automatic monthly withdrawal of at least $50 from your U.S. bank account. To get started, you must complete and return the automatic investment section of the enrollment form or authorize automatic ongoing investments online at www.mcdonalds.equiserve.com. Funds will be deducted from your account on either the 15th of each month or the last day of each month (whichever date you choose), or if the date falls on a bank holiday or weekend, the next business day. Please allow up to four weeks for the first automatic investment to begin. To change or terminate automatic investments, you must notify the Plan Administrator in writing at least six business days before the next automatic debit date.

Payroll Deductions

If you are a McDonald’s System member, you may authorize payroll deduction contributions to the Plan of at least $20 per investment, if offered by your employer. You should contact your personnel department or human resources representative to determine if payroll deductions are available to you and what the procedures are for initiating, changing and terminating payroll deductions.

Dividends

By participating in the Plan, your cash dividends on shares, including fractional shares held in the Plan, along with any certificated shares, will be automatically reinvested in additional shares of McDonald’s stock. Cash dividends are declared and paid on an annual basis at the discretion of the McDonald’s Board of Directors.

Transfer of Shares from Street Name

If a bank, a broker, a trustee or other agent holds your shares, you may transfer these shares to a Plan account by directing your agent to register these shares directly in your name, using the same name/registration as on your existing Plan account.

Share Purchases

Shares will be purchased by the Plan Administrator either on the open market or directly from McDonald’s. Share purchases on the open market may be made on any stock exchange in the United States where McDonald’s stock is traded, on the over-the-counter market or by negotiated transactions on terms the Plan Administrator reasonably determines at the time of purchase. In rare instances, purchases may be delayed to meet temporary curtailment or suspension of trading based on the actions of regulators and market administrators or emergency circumstances affecting receipt and execution of orders by brokers or market facilities. Any shares purchased by the Plan Administrator from McDonald’s will be made in accordance with applicable requirements. Neither McDonald’s nor any participant shall have any authority or power to control the timing or pricing of shares purchased, or the selection of the broker making the purchases. Therefore, you will not be able to precisely time your purchases through the Plan and will bear the market risk associated with fluctuations in the price of McDonald’s stock. That is, if you send in an initial or optional single cash investment or authorize automatic ongoing investments or payroll deductions, it is possible that the market price of McDonald’s stock could go up or down before the broker purchases stock with your funds. In addition, you will not earn interest on investments for the period before the shares are purchased. You will be charged fees to purchase shares of McDonald’s stock under the Plan. See “Transaction or Plan Service Fees” on page 7.

Purchases will be made weekly, but may be made daily when practicable. If any such date is a day when the stock market is not open, purchases will be made the next business day. When McDonald’s stock is purchased on the open market, your price per share will be the weighted average purchase price of shares purchased on that date. In the case of purchases from McDonald’s, your price per share will be the average of the high and low sales prices of McDonald’s stock, as reported on the New York Stock Exchange Composite Tape, on that date.

Sales of McDonald’s Stock

You may sell any number of whole shares in your Plan account or safekeeping account by calling 1-800-Mc1-STCK or by accessing your account on a secured website at www.mcdonalds.equiserve.com and providing the required account identification and security information, or by completing and returning the appropriate section of a transaction form to the Plan Administrator. The Plan Administrator will sell those shares, along with shares to be sold for other accounts, as promptly as practicable at 100 percent of the then current market price of McDonald’s stock and will send you a check or wire the sales proceeds, less any sales and trading fees. Note that the sales fees in effect under the Plan at the time a sales transaction is executed apply to all sales transactions through the Plan regardless of when or how the shares sold were acquired. See “Transaction or Plan Service Fees” on page 7.

Alternatively, you can choose to sell your shares through a stockbroker of your choice. In that case, you must request that your shares be moved to your broker or have the Plan Administrator issue a certificate for your shares. If you elect to sell through a broker, you will pay whatever sales fees are charged by your broker, rather than the sales fees provided under the Plan.

Withdrawal from the Plan/Issuance of Certificates

You can withdraw some or all of your shares from your Plan account by properly notifying the Plan Administrator. The Plan Administrator will transfer your shares to a book-entry account maintained by the Plan Administrator, unless you request a certificate.

Certificates will be issued for whole shares only. If your request involves a fractional share, a check for the value of the fractional share (less applicable fees) will be mailed to you. Please allow three to five business days to process your request.

Certificates will be issued in the name(s) in which the account is registered, unless otherwise instructed. In addition, checks will be payable to the name(s) in which the account is registered, unless otherwise instructed. If the certificate or check is to be issued in a name other than your Plan or safekeeping account registration, the signature(s) on the instructions or stock power must be guaranteed by a financial institution participating in the Medallion Guarantee program.

The Plan Administrator will process notices of withdrawal and uninvested funds will be returned to you as soon as practicable, without interest. If your request to withdraw from the Plan is received on or after a dividend record date, but before the dividend payment date, your withdrawal will be processed as soon as practicable, and a separate dividend check will be mailed to you within five business days after the dividend payment date. Future dividends will be paid in cash, unless you rejoin the Plan.

Safekeeping of Your Stock Certificates

Shares of McDonald’s stock that you buy under the Plan will be maintained in your Plan account in book-entry for safekeeping. You will receive an annual statement detailing the status of your holdings. McDonald’s shareholders who do not participate in the Plan may use the Plan’s “safekeeping” service to deposit their McDonald’s stock certificates at no cost. Because McDonald’s and the Plan Administrator are responsible for the safekeeping of McDonald’s stock certificates deposited with the Plan, you no longer bear the risk and cost associated with the loss, theft or destruction of stock certificates so deposited. Shareholders using this service who are not Plan participants will receive dividends in cash until they enroll in the Plan. With safekeeping, you can take advantage of the transfer and sale of shares features of the Plan. Certificates will be issued upon request to the Plan Administrator. See “Withdrawal from the Plan/Issuance of Certificates” on page 6.

To use the safekeeping service, send your certificates to the Plan Administrator by registered mail with written instructions to deposit them in safekeeping. Do not endorse the certificates or complete the assignment section. If you mail the certificates, you may want to insure them for 2 percent of their value to cover their accidental loss during mailing.

Gift/Transfer of Shares

You may gift or transfer McDonald’s stock held in your Plan or safekeeping account to anyone you choose. You will not be charged any fees to gift or transfer share(s) under the Plan. In order to transfer some or all of your Plan shares or shares held in safekeeping, you must send the Plan Administrator signed transfer instructions. Your signature must be guaranteed by a bank or other financial institution participating in the Medallion Guarantee program.

If you are opening a new Plan account, you must send a completed enrollment form, a $5.00 enrollment fee and instructions to transfer at least 10 shares (or one share for a custodial account). If you transfer fewer than 10 shares, they will be held in the Plan’s “safekeeping” service at no cost. See “Safekeeping of Your Stock Certificates” on page 6.

Transaction or Plan Service Fees

Enrollment Fee		$5.00

Investment Fees
via optional one-time investment		$6.00
via automatic ongoing monthly investments		$1.50
via payroll deduction		$0
via dividend reinvestment		$0

Sales Fees
per transaction		$15.00
plus a per share sales fee (the per share sales fee is capped at $35.00 within a single transaction*)		$.15
Proceeds via Wire	Domestic add	$25.00
	International add	$50.00

Fee for Bounced Checks or Rejected Automatic Investments		$20.00

*	The maximum total fee a participant will pay to sell shares through the Plan in a single transaction is $50.00. McDonald’s will maintain the $35 cap on per share sales fees within a single transaction through February 7, 2005, so long as the Plan remains in effect and is not terminated.

The Plan Administrator will deduct the applicable fees from proceeds due from a sale or funds received for investment. Because of the structure of the Plan fees, the cost to participate in the Plan on a per share basis decreases with the number of shares bought or sold in a single transaction, except for payroll deductions. For this reason, you should carefully consider the impact of the costs of participation in the Plan on your investment returns.

Individual Retirement Account (IRA) Fees/Expenses

In addition to the fees described above, the IRA Trustee will charge IRA participants with applicable fees and expenses, including an annual IRA account fee.

These fees and any future fee increases are described in the IRA trust agreement and disclosure statement available by calling the Plan Administrator at 1-800-621-7825. The annual IRA fee will be deducted from your initial investment, or can be paid separately. Future annual IRA fees will be deducted from your Plan account by selling sufficient shares to cover the fee, unless paid separately. See “Individual Retirement Account (IRA)” on page 3.

Account Statements

The Plan Administrator will establish and maintain a separate account under the Plan for you. You will receive transaction advices for account activity (except reinvested dividends and payroll deductions) and an annual statement listing your transactions. Online access to your account information is available at the secured website, www.mcdonalds.equiserve.com. For additional sources of account information, see “Inquiries” on page 12.

Stock Splits; Stock Dividends; Other Distributions

In the event dividends are paid in McDonald’s stock, or if McDonald’s stock is distributed in connection with any stock split or similar transaction, your account will be adjusted accordingly.

Voting of Proxies

You will receive proxy materials, including a proxy for shares of McDonald’s stock held in your Plan account either via mail, or with your consent at www.econsent.com/mcd, via an e-mail with links to view the materials and vote your shares online. Either way, the proxy will be voted as indicated by you. If you do not vote your proxy by phone, via the Internet, or return a proxy card by mail; or if you return a proxy card unsigned prior to the fifth calendar day before a shareholder meeting, the Plan Administrator will vote your Plan shares in accordance with the majority of the Plan shares voted by participants.

Responsibility of the Plan Administrator and McDonald’s

Neither McDonald’s nor the Plan Administrator will be liable for any act they do in good faith or for any good faith omission to act. This includes, without limitation, liability for: the failure to terminate your account upon your death prior to receiving written notice, or any purchase or sale prices reflected in your Plan account or the dates of purchases or sales of your Plan shares or any fluctuation in the market value after purchase or sale of shares.

Neither McDonald’s nor the Plan Administrator can assure a profit or protect you against a loss on the shares you purchase under the Plan. The payment of dividends is at the discretion of the McDonald’s Board of Directors and will depend on future earnings, the financial condition of McDonald’s and other factors. The Board may change the amount and timing of dividends at any time without notice.

Modification or Termination of the Plan

McDonald’s may modify or terminate the Plan at any time and, in such event, participants will be so notified in writing sent by U.S. Mail at least thirty (30) days in advance of the effective date of any modification or termination. The Administrator also reserves the right to change any administrative procedures of the Plan.

Application of Modification or Termination

Any modification made to or termination of the Plan will apply to a participant’s holdings in the Plan at the time the modification or termination becomes effective and to transactions occurring thereafter, regardless of when or how the shares were acquired.

Interpretation of the Plan

McDonald’s may interpret and regulate the Plan as deemed necessary or desirable in connection with the operation of the Plan and resolve questions or ambiguities concerning the various provisions of the Plan.

Governing Law

The Plan is governed by and construed in accordance with the laws of the State of Illinois.

Change of Eligibility; Termination

The Plan Administrator will from time to time review your Plan account to determine whether you continue to be eligible to participate in the Plan. If the Plan Administrator determines that you are no longer eligible to participate, or if the Plan is terminated, the Plan Administrator will notify you in writing. The Plan Administrator will transfer all of your shares of McDonald’s stock in your Plan account to a book entry/safekeeping account maintained by the Plan Administrator, unless otherwise instructed. Please allow up to 30 days for this transfer. You may request a certificate for your whole shares and a check for the value of any fractional shares

(based on the then current market price, less applicable fees). You may also request a sale of your shares. See “Sales of McDonald’s Stock” on page 5. If your account consists of only a fractional share, the Plan Administrator may close your account by notifying you in writing and sending a check to you for the value of the fractional share based on the last sale price for any whole shares sold, less any sales and trading fees. See “Transaction or Plan Service Fees” on page 7.

Income Taxation

Tax consequences of participating in the Plan can vary depending on each participant’s tax situation. This summary is not a comprehensive summary of all tax considerations that may be relevant to your participation in the Plan. In addition, special tax considerations may apply to certain participants, such as those in non-U.S. countries and those participating through an IRA. Therefore, you are urged to consult your tax advisor regarding the consequences of participation in the Plan in light of current and proposed federal, state, local, foreign and other tax laws.

U.S. Federal Income Taxation

Cash dividends reinvested under the Plan will be taxable as having been received by you even though you have not received them in cash. You will receive an annual statement from the Plan Administrator indicating the amount of the reinvested dividend reported to the U.S. Internal Revenue Service as dividend income.

Foreign Participation/Taxation

Regulations in certain countries may limit or prohibit participation in this type of plan. Therefore, if you live outside the U.S., you should first determine if there are any laws or governmental regulations that would prohibit your participation in the Plan or affect the terms of the Plan. McDonald’s has the right to terminate participation of any shareholder if it deems it advisable under any foreign laws or regulations.

Tax consequences of participating in the Plan may vary under foreign laws or regulations and you should determine the tax treatment of Plan features, such as dividend reinvestment, before you decide to invest through the Plan.

Where to Get More Information

McDonald’s files annual, quarterly and current reports, proxy statements and other information with the U.S. Securities and Exchange Commission (“SEC”). You may read and copy any reports, statements or other information filed by McDonald’s at the SEC’s public reference room in Washington, D.C. You can request copies of these documents, upon payment of a duplicating fee, by contacting the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. SEC filings are also available to the public at the SEC’s website at www.sec.gov. You can access SEC filings and sign up for e-mail notification of certain financial releases on McDonald’s website at www.investor.mcdonalds.com.

The following documents filed with the SEC are incorporated by reference into this prospectus and are considered a part of this prospectus:

(a) our current reports on Form 8-K, filed with the SEC on April 19, 2004, May 11, 2004, May 24, 2004, June 7, 2004, July 22, 2004, August 10, 2004, September 10, 2004, September 15, 2004, October 19, 2004 and November 8, 2004;

(b) our Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

(c) our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004; and

(d) an amendment to the Registration Statement on Form 10, filed with the SEC on April 23, 1991, that contains a description of McDonald’s stock, and any amendment or report that McDonald’s files later to update that description.

Later information that McDonald’s files with the SEC will update this information. McDonald’s is also incorporating by reference all documents that McDonald’s files with the SEC pursuant to Sections 13 (a), 13 (c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus.

McDonald’s will provide, at no cost, any of the above documents (including any exhibits that are specifically incorporated by reference in them) to each person, including any beneficial owner, to whom a prospectus is delivered. Written or telephone requests should be directed to: McDonald’s Shareholder Services, McDonald’s Corporation, Kroc Drive, Oak Brook, Illinois 60523, telephone: 1-630-623-7428. McDonald’s Summary Annual Report, MCDirect Shares Plan brochure/prospectus/enrollment form and financial information are available on our website at www.investor.mcdonalds.com.

You should rely only on the information incorporated by reference or provided in this prospectus or in any prospectus supplement. McDonald’s has authorized no one to provide you with different information. McDonald’s is not making an offer to sell stock in any state or country where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date of the document.

Use of Proceeds

McDonald’s will receive proceeds from the purchase of McDonald’s stock under the Plan only if purchases are made directly from McDonald’s, and not from open market purchases by the Plan Administrator. Proceeds received by McDonald’s from such purchases shall be used for general corporate purposes.

Plan of Distribution

McDonald’s stock offered pursuant to the Plan will be purchased in the open market or, at McDonald’s option, directly from McDonald’s. You will be charged fees for participating in the Plan. See “Transaction or Plan Service Fees” on page 7. IRA participants will also be charged applicable fees and expenses as set forth in the IRA trust agreement and disclosure statement. See “Individual Retirement Account (IRA) Fees/Expenses” on page 8. McDonald’s will pay all other costs related to the administration of the Plan.

Legal Matters

Gloria Santona, Corporate Executive Vice President, General Counsel and Secretary of McDonald’s, has rendered her opinion regarding the legality of the shares of McDonald’s stock covered by this prospectus. Ms. Santona owns shares of McDonald’s stock, and she is eligible to participate in the Plan.

Experts

The consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Inquiries

By Phone

For information about your account, call the Plan Administrator at 1-800-Mc1-STCK (U.S. and Canada), 1-781-575-2731 (call collect outside of the U.S.) or 1-201-222-4489 (TDD# for hearing impaired). An automated response system providing account balance, stock prices and other information is available 24 hours, 7 days a week. Representatives are available weekdays between 9:00 a.m. and 5:00 p.m., Eastern Standard Time.

Via the Internet

Account information is available on the secure website, www.mcdonalds.equiserve.com. To access your account, you will need McDonald’s issue number (9826), your account number, U.S. Social Security Number, if applicable, and password. To obtain a password, follow the instructions on the website or call the Plan Administrator at 1-800-Mc1-STCK (U.S. and Canada), 1-781-575-2731 (other countries may call collect) or 1-201-222- 4489 (TDD# for hearing impaired); or write via e-mail to mcdfct@equiserve.com.

By Mail

Send correspondence to McDonald’s Shareholder Services, c/o EquiServe, P.O. Box 43074, Providence, RI 02940-3074. Mail MCDirect Shares enrollment forms to McDonald’s Shareholder Services, c/o EquiServe, P.O. Box 1506, Newark, NJ 07101-9628. Once enrolled in the Plan, mail optional investments to McDonald’s Shareholder Services, c/o EquiServe, P.O. Box 13531, Newark, NJ 07188-0001. Please include a transaction form, found at the bottom of your account statement or transaction advice, or a letter that includes your account number and your daytime telephone number.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the various expenses payable by the registrant in connection with the sale and distribution of the securities being registered hereby. Normal commission expenses and brokerage fees are payable individually by the selling securityholders. All amounts are estimated except the SEC registration fee.

Amount
SEC registration fee	$19,031
Printing and engraving costs	1,000
Accounting fees and expenses	10,000
Legal fees and expenses	30,000
Miscellaneous	4,969

Total	$65,000

Item 15.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “GCL”) provides for indemnification of directors and officers against any legal liability (other than liability arising from derivative suits) if the director or officer acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation. In criminal actions, the director or officer must also have had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify a director or officer in a derivative suit if the director or officer acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation unless the director or officer is found liable to the corporation (in which case a court may permit indemnity for such director or officer to the extent it deems proper).

Article V of our By-Laws provides that we shall indemnify and hold harmless each director and officer to the fullest extent permitted under the GCL, provided that the person seeking indemnification has met the applicable standard of conduct set forth in the By-Laws. Such indemnification could cover all expenses as well as liabilities and losses incurred by directors and officers. The Board of Directors has the authority by resolution to provide for other indemnification of directors and officers as it deems appropriate.

The By-Laws further provide that we may maintain insurance at our expense to protect any director or officer against any expenses, liabilities or losses, whether or not we would have the power to indemnify such director or officer against such expenses, liabilities or losses under the GCL. Pursuant to this provision, we maintain insurance against any liability incurred by our directors and officers in defense of any action in which they are made parties by reason of their positions as directors and officers.

Item 16.	Exhibits

Exhibit Number	Description of Document

5.1	Opinion of Gloria Santona

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of counsel (included in Exhibit 5.1).

24.1	Power of Attorney (included in signature page).

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Oak Brook, State of Illinois, on the 12th day of November 2004.

McDONALD’S CORPORATION

By:	/s/ Matthew H. Paull
Matthew H. Paull Corporate Senior Executive Vice President and Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard Floersch and Gloria Santona, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 12th day of November 2004.

Signature	Title

/s/ Hall Adams, Jr. Hall Adams, Jr.	Director

/s/ Charles H. Bell Charles H. Bell	President and Chief Executive Officer and Director

/s/ Edward A. Brennan Edward A. Brennan	Director

/s/ Robert A. Eckert Robert A. Eckert	Director

/s/ Enrique Hernandez, Jr. Enrique Hernandez, Jr.	Director

/s/ Jeanne P. Jackson Jeanne P. Jackson	Director

/s/ Walter E. Massey Walter E. Massey	Director

/s/ Andrew J. McKenna Andrew J. McKenna	Chairman and Director

/s/ Cary D. McMillan Cary D. McMillan	Director

/s/ Matthew H. Paull Matthew H. Paull	Corporate Senior Executive Vice President and Chief Financial Officer

/s/ David M. Pojman David M. Pojman	Corporate Senior Vice President and Controller

/s/ John W. Rogers, Jr. John W. Rogers, Jr.	Director

/s/ Anne-Marie Slaughter Anne-Marie Slaughter	Director

/s/ Roger W. Stone Roger W. Stone	Director

INDEX TO EXHIBITS

Exhibit Number	Description of Document

5.1	Opinion of Gloria Santona

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of counsel (included in Exhibit 5.1).

24.1	Power of Attorney (included in signature page).